N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Tyler Mason
	Vice President	Senior Vice President		Vice President
	952-936-7216	952-936-7214		424-333-6122

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES NEW LEADERSHIP ROLES

•	David Wichmann, president since 2014, to become CEO effective Sept. 1, 2017

•	Stephen Hemsley, current CEO, to become executive chairman of the board of directors

•	Richard Burke, current board chairman, to become lead independent director

•	Company continues on strategic path providing higher value in health care and delivering sustainable growth

NEW YORK, NY (Aug. 16, 2017) - The board of directors of UnitedHealth Group (NYSE: UNH) announced that David S. Wichmann, president of UnitedHealth Group, will succeed Stephen J. Hemsley as chief executive officer and become a director of the company, effective Sept. 1, 2017. On the same date, Hemsley will take the newly created role of executive chairman of the board of directors; current board chairman, Richard Burke, will become lead independent director. These changes are designed to ensure continuity as the company continues to grow and evolve. The company will continue on its strategic path to improve health care quality for the customers and care providers it serves. UnitedHealth Group’s commitment to high performance and value in health care will drive sustainable growth in 2017, 2018 and beyond.

Hemsley, age 65, said, “This is the right time for this transition to take place, as the company is performing strongly and has a positive outlook for the forseeable future, and Dave Wichmann is the right choice to succeed as CEO for that future. With nearly 20 years of service to the company, Dave has the business and leadership skills, enterprise knowledge and support, broad health care experience, and deep expertise in areas that are critical to our future - especially growth-oriented technology, operations and global markets. He is the right person to lead UnitedHealth Group through the continuing evolution of health care. I look forward to continuing to help drive the mission, growth, quality, performance and development of this enterprise in my new role as, together, we continue to improve health and health care for the people we serve, while providing consistent returns to shareholders.”

Wichmann, age 54, has deep experience across UnitedHealth Group’s businesses, having joined the company in 1998. He served as chief financial officer from 2011 until mid-2016, has been president of UnitedHealth Group and has overseen UnitedHealthcare, the company’s benefits business, since 2014. Wichmann has directed UnitedHealth Group’s enterprise-wide operations and technology efforts and has led external development, M&A and integration activities at the company, assessing important acquisitions and prospects, building partnerships within and outside the company. He has been a major force in the company’s successful innovation and diversification efforts. Wichmann currently leads the company’s activities in Brazil, among other global markets, experience essential for building out the “third leg” of UnitedHealth Group’s long-term growth strategy. Wichmann is a champion of UnitedHealth Group’s culture, mission, and values of integrity, compassion, innovation, relationships and performance.

“Helping to guide this enterprise, with its extraordinary people, purpose and capabilities, is a distinct yet humbling honor,” Wichmann said. “We are fortunate to have an exceptional organization, a deep and talented leadership team, and highly dedicated people. I am grateful for the ongoing support from Steve, Richard, the board, Vice Chairman Larry Renfro and our entire senior leadership team, as our company continues to execute on our mission to better serve our customers, our shareholders and all other participants in the health care system. Health care will continue to change, but this is an enterprise built for change: innovative, adaptable and consumer-centric.”

Richard Burke said, “Stability, growth and innovation have been hallmarks of this company over its history. Today’s action is the culmination of almost four years of discussion, careful planning, leadership development and execution. Dave Wichmann was one of Steve Hemsley’s first hires at our company and has been preparing for the CEO role for many years. As executive chairman, Steve will have substantial responsibilities, and be fully engaged in the company’s ongoing affairs and long-term direction. We expect these changes will maximize the contributions of Steve, Dave, the board and our senior management team significantly into the future.”

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

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